Exhibit 5.18

SPOKANE   |   COEUR D’ALENE

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Washington counsel to CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”) and Yakima HMA, LLC, a Washington limited liability company (the “Guarantor”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the Guarantor, and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantor. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior

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notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. The documents listed in (i) through (v) are collectively referred to as the “Corporate Documents” and the documents from (vi) through (xii) are collectively referred to as the “Transaction Documents.” Our opinions are based solely on a review of the Corporate Documents and the Transaction Documents and, with your consent, we have reviewed no other documents, corporate records, certificates or other statements as a basis for the opinions herein expressed.

(i) the Certificate of Formation of Guarantor filed December 1, 2008 as certified by the Secretary of State of the State of Washington on August 20, 2014 (the “Certificate of Formation”);

(ii) Articles of Merger of Guarantor filed December 8, 2008 as certified by the Secretary of State of the State of Washington on August 20, 2014 (the “Articles of Merger”);

(iii) Third Amended and Restated Limited Liability Company Agreement of Guarantor dated January 27, 2014 (the “LLC Agreement”);

(iv) the Certificate of Existence/Authorization dated September 15, 2014 from the Secretary of State of the State of Washington as to the existence of Guarantor (the “Certificate of Existence”);

(v) the certificate with respect to various factual matters signed by an officer of the Company and dated the date of this opinion (the “Officers’ Certificate”);

(vi) the Secured Notes Registration Rights Agreement;

(vii) the Unsecured Notes Registration Rights Agreement;

(viii) the Secured Notes Indenture;

(ix) the Unsecured Notes Indenture;

(x) the forms of Exchange Notes;

(xi) the Registration Statement; and

(xii) the prospectus contained within the Registration Statement (the “Prospectus”).

We have not undertaken any search of court or other public records for purposes of this letter. We have assumed for purposes of this letter: each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the parties thereto, other than the Guarantor, had the requisite power to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of the parties, other than the Guarantor, and that such documents were duly executed and delivered by each party thereto, other than

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the Guarantor; and that Company and Guarantor have acted in good faith and without notice of any fact which has caused Company and Guarantor to reach any conclusion contrary to any of the advice provided in this letter.

Without limiting the foregoing, the opinions hereinafter expressed are subject to the following additional assumptions:

A. Guarantor has received fair value for its execution of Transaction Documents applicable to it.

B. Neither the Company nor Guarantor will in the future take any discretionary action (including the decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach of or default under any other agreement or court order;

C. The Company and the Guarantor, as applicable, will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transaction or performance of the Transaction Documents; and

D. All parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Guarantor is duly formed and validly existing under the laws of the State of Washington.

(2) Guarantor has the requisite limited liability company power to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by Guarantor.

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Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

Our representation of Guarantor is limited by those specific matters for which we have been engaged. We have no familiarity with Guarantor’s day-to-day operations, business or financial affairs. In preparing this letter we have relied without further investigation or independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Corporate Documents and Transaction Documents; (iii) factual information provided to us by the Guarantor or its representatives, including, without limitation, the Officer’s Certificate referenced above; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

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In rendering the opinion set forth in paragraph (1) above as to the existence of the Guarantor, we have relied exclusively on the Certificate of Existence. In addition, as set forth in the LLC Agreement, the Guarantor is managed by a board of directors currently consisting of Martin G. Schweinhart, W. Larry Cash and Rachel A. Seifert. We assume that such individuals are legally competent to serve as directors and are not suffering from any mental condition or disability that would affect his or her capacity to enter into contracts generally.

As used in this opinion, references to our knowledge or awareness, or words of similar import, refer to the current actual knowledge of attorneys within the firm who have rendered legal services to Guarantor in connection with the Transaction Documents and the transactions contemplated thereby, and corporate law matters related thereto, and mean that, while such attorneys have not been informed by Guarantor that the matters stated are factually incorrect and no information that would give such attorneys current actual knowledge of any such factual inaccuracy has come to such attorneys’ attention, we have not undertaken any independent investigation with respect thereto.

None of the foregoing opinions include any implied opinion, and we specifically express no opinion with respect to compliance with fiduciary duty requirements.

We are admitted to practice law only in the State of Washington. This opinion is limited to the laws of the State of Washington, and we express no opinion herein with respect to any other laws or to the application of the laws of any other jurisdiction. We express no opinion as to whether the laws of any particular jurisdiction apply, and express no opinion to the extent that the laws of any jurisdiction other than the laws of the State of Washington are applicable to the subject matter hereof. Additionally, we disclaim any opinion as to the application of any law of any city, county or other local subdivision or other local governmental authority of the State of Washington. To the extent that any of the documents reviewed by us in connection with this opinion are governed by the laws of any jurisdiction other than the State of Washington, our opinion relating to those documents is based solely upon the apparent meaning of the language without regard to interpretation or construction that might be indicated by the laws governing those agreements and instruments. This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise Company or Guarantor of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Witherspoon, Kelley, Davenport & Toole, P.S.

WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.